Filed Pursuant to Rule 433
Registration No. 333-116655
February 14, 2006
*** FINAL PRICING TERMS ON WEATHERFORD SENIOR NOTES DUE 2016 ***
ISSUER: WEATHERFORD INTERNATIONAL LTD. (BLOOMBERG TICKER: “WFT”)
SECURITIES: 5.5% SENIOR NOTES DUE 2016
AGGREGATE PRINCIPAL AMOUNT OFFERED: US$ 350MN
EXPECTED RATINGS: Baa1/BBB+
FORMAT: SEC REGISTERED (GLOBAL) (NO. 333-116655)
MATURITY: 2/15/2016
SETTLEMENT: 2/17/06

PRICE TO PUBLIC:	$ 995.75 Per $1,000 PRINCIPAL AMOUNT; 99.575% of PRINCIPAL AMOUNT
YIELD: 5.556%
SPREAD: 95 BASIS POINTS OVER TEN YEAR TREASURY
UST SPOT: 99-05 4.606%
COUPON: 5.5% PER YEAR (PAYABLE SEMI-ANNUALLY) FROM FEBRUARY 17, 2006 TO BUT EXCLUDING FEBRUARY 15,
2016
INTEREST PAYMENT DATES: FEBRUARY 15 AND AUGUST 15, BEGINNING AUGUST 15, 2006
MAKE WHOLE CALL AT ANY TIME: TREASURY RATE +20
DENOMINATIONS: $1,000 AND MULTIPLES of $1,000
BOOKS: BANC OF AMERICA SECURITIES LLC, MORGAN STANLEY & CO. INCORPORATED, UBS SECURITIES LLC
CO-MANAGER: MERRILL LYNCH & CO.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

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